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                                                                    Exhibit 24.1



                              CONFIRMING STATEMENT

This statement confirms that Brian Scott Gardner, has authorized and designated Ian Gardner to execute and file on Brian Scott Gardner's behalf all Forms 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of Brian Scott Gardner's ownership of or transactions in securities of Clearview Acquisitions, Inc. The authority of Ian Gardner under this statement shall continue until the undersigned is not longer required to file Forms 3, 4 and 5 with regard to its ownership of or transactions in securities of Clearview Acquisitions, Inc., unless earlier revoked in writing. Brian Scott Gardner acknowledges that Ian Gardner is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



/S/ BRIAN SCOTT GARDNER
Brian Scott Gardner